Exhibit 99.1

For Immediate Release                                                                                                                                    Contacts:
(Media) Paul Jacobson (303) 268-6426
(Investor Relations) Mark Spiecker (303) 268-6545

Adelphia Signs Plan Agreement With Creditors
Committee and Other Unsecured Creditors

Major Bankruptcy Milestone; Subject To Court Approval; Ch. 11 Emergence
Intended In Fourth Quarter 2006

Anticipated July 31 Closing Date for Sale of Adelphia Assets Not Affected

Greenwood Village, Colo., July 24, 2006 — In a major step forward in its four-year bankruptcy case, Adelphia Communications Corporation (OTC:ADELQ) and Committees representing most of the Company’s major bondholders and trade creditors, including the Official Committee of Unsecured Creditors, as well as significant individual creditors have agreed upon the framework for a plan of reorganization intended to result in a fourth quarter 2006 emergence from Chapter 11 bankruptcy.  The agreement, reached on Friday, July 21, enjoys widespread support among Adelphia’s major unsecured creditors, but several major constituencies including the pre-petition bank lenders and certain bondholders have not signed the agreement. The Company’s obligations under the agreement and the reorganization plan envisioned by the agreement are subject to approval by the U.S. Bankruptcy Court for the Southern District of New York.

“This agreement will help pave the way toward a new, modified Plan of Reorganization that will be subject to court approval, and we’re pleased that after lengthy negotiations a significant majority of our unsecured creditors are satisfied with the outcome and supportive of this settlement,” said Bill Schleyer, chairman and CEO of Adelphia. “In addition, we’re thankful for the role Court-appointed Monitor Judge Cecilia Morris played in bringing these parties together,” added Schleyer. “Our intention now is to seek a resolution of outstanding differences with the holders of bank and other claims and emerge from bankruptcy sometime in the fourth quarter of 2006.”

The agreement reflects a compromise among several important creditor groups under which approximately $1.08 billion in value will be transferred from certain unsecured creditors of various Adelphia subsidiaries to certain unsecured senior and trade creditors of the Adelphia Communications parent corporation, subject, in some cases, to reimbursement from contingent sources of value, including the proceeds of a litigation trust to be established under the plan to pursue claims against third-parties that are alleged to have damaged Adelphia.  The plan outlined in the agreement is conditioned on, among other things, the closing of the anticipated sale of substantially all of the Company’s assets to Time Warner and Comcast. Adelphia intends to soon file a revised Plan of Reorganization and accompanying Disclosure Statement with the bankruptcy court embodying the terms of the agreement.

The expected July 31, 2006 closing date for the sale of Adelphia’s assets and joint venture interests to Time Warner Cable and Comcast remains in effect.

A copy of the Agreement is being filed today with the Securities and Exchange Commission (SEC) as an exhibit to a Form 8-K.

Until now, disputes among creditors over how to distribute proceeds from the sale to Time Warner Cable and Comcast have delayed resolution of the Adelphia Bankruptcy case, which was filed in June 2002 and is one of the largest and most complex in U.S. history.

About Adelphia

Adelphia Communications Corporation is the fifth largest cable television company in the country. It serves customers in 31 states and offers analog and digital video services, high-speed Internet access and other advanced services over Adelphia’s broadband networks.

Cautionary Statement Regarding Forward-Looking Statements

This press release  includes forward-looking statements. All statements regarding the Company’s and its subsidiaries’ and affiliates’ expected future financial position, results of operations, cash flows, sale of the Company, settlements with the Securities and Exchange Commission (the “SEC”) and the United States Attorney’s Office for the Southern District of New York (the “U.S. Attorney”), restructuring and financing plans, expected emergence from bankruptcy, business strategy, budgets, projected costs, capital expenditures, network upgrades, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include whether the proposed sale of the Company’s assets to Time Warner NY Cable LLC (“TW NY”) and Comcast Corporation (“Comcast”) is consummated, whether the Third Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Century-TCI Debtors and Parnassos Debtors, as Confirmed, Dated as of June 28, 2006, will be consummated in time to close the sale of assets to TW NY and Comcast, the potential costs and impacts of the transactions and obligations associated with the sale of substantially all of the consolidated assets of the Company to TW NY and Comcast, whether the transactions contemplated by the settlements with the SEC and the U.S. Attorney and any other agreements needed to effect those transactions are consummated, the Company’s pending bankruptcy proceeding, results of litigation against the Company, results and impacts of the proposed sale of the Company’s assets, the effects of government regulation including the actions of local cable franchising authorities, the availability of financing, actions of the Company’s competitors, pricing and availability of programming, equipment, supplies and other inputs, the Company’s ability to upgrade its broadband network, technological developments, changes in general economic conditions, and those discussed under Items 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the period ended March 31, 2006 and in the Company’s Fourth Amended Disclosure Statement, filed with the Bankruptcy Court on April 28, 2006, which is available in the investor relations section of the Company’s website at www.adelphia.com. Information contained on the Company’s Internet website is not incorporated by reference into this press release. Many of these factors are outside of the Company’s control.

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